Exhibit 99.1
cablecom reports third quarter 2006 results
Luxembourg — 9, November 2006: Cablecom Luxembourg S.C.A., a holding company incorporated in Luxembourg providing cable communications services primarily in Switzerland through its subsidiary Cablecom GmbH (collectively referred to as “Cablecom”) today reports selected preliminary financial and operating results for the quarter ended September 30, 2006. Cablecom Luxembourg S.C.A. is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK). A copy of this release will be posted to the investor relations section of the Liberty Global (www.lgi.com) and the Cablecom (www.cablecom.lu) websites. The full report with the accompanying financial statements is expected to be posted on both websites by the end of November.
Highlights for the three months ended September 30, 2006 compared to the same period last year are as follows:
•	Revenue growth of 12% to CHF 238.0 million

•	Operating cash flow (OCF)[1] growth of 26% to CHF 102.5 million

•	Operating income of CHF 0.7 million versus a loss of CHF 57.5 million
Financial highlights2

	Three months ended			Nine months ended
	September 30,			September 30,
	2006	2005	%	2006	2005	%
	(CHF millions)			(CHF millions)
Revenue	238.0	213.4	11.5	710.6	612.3	16.1
Operating Cash Flow	102.5	81.2	26.2	293.6	231.6	26.8
Revenue for the three months ended September 30, 2006 was CHF 238.0 million, which represents an increase of 11.5% as compared to the same period last year. The increase in revenue is primarily due to a rate increase for our analog video services and the growth of our digital products including digital video, broadband Internet and telephony services. Operating cash flow for the three months ended September 30, 2006 was CHF 102.5 million, which represents an increase of 26.2%, as compared to the same period last year. The increase in OCF was principally due to higher revenue from our product sales as well as the rate increase for analog video services combined with lower selling, general and administrative expenses. Selling, general and administrative expenses were significantly lower than in the same period last year in part due to the cost benefits of reorganization and synergies generated as a consequence of the acquisition of Cablecom by Liberty Global. OCF for the three months ended September 30, 2006 includes operational charges for corporate and support functions incurred on our behalf by the UPC Broadband division of Liberty Global of CHF 16.5 million, while OCF for the three months ended September 30, 2005 includes CHF 0.5 million of corporate costs allocated from Glacier Holding S.C.A. OCF as a

[1]	Please see page 6 for an explanation of operating cash flow and a reconciliation to operating income (loss).

[2]	On October 24, 2005, Liberty Global Switzerland, Inc., a wholly-owned subsidiary of Liberty Global, purchased Cablecom Holdings AG, the indirect parent company of Cablecom Luxembourg S.C.A. Liberty Global Switzerland has elected to “push down” its basis of accounting for the acquisition effective January 1, 2006.

percentage of revenue increased to 43.1% during the three months ended September 30, 2006 from 38.1% during the same period in 2005.
Capital expenditures for the nine months ended September 30, 2006 were CHF 156.1 million. Capital expenditures were mainly driven by customer premise equipment and network related expenditures.
Subsequent event
Subsequent to quarter end, Cablecom Luxembourg S.C.A (Cablecom Luxembourg) placed €300 million principal amount of 8% senior notes due 2016. The net proceeds from the offering of the notes, together with available cash, were deposited into an escrow account to discharge and defease all of Cablecom Luxembourg’s outstanding 9.375% senior notes due 2014. The indenture governing the new notes provides that, on or after April 15, 2007, at the sole option of Cablecom and UPC Holding B.V., under certain circumstances, the new notes could become the obligations of UPC Holding B.V. at which time the terms (other than interest, maturity and redemption provisions) of the new notes, including the covenants, will be modified to become substantially identical to the terms of UPC Holding B.V’s existing senior notes. More generally, the capital structure at Cablecom has been designed to allow it to be folded into UPC Holding B.V. In addition to the new notes, the Cablecom bank facility has features that provide for the flexibility to ultimately bring it into the UPC Broadband Holding B.V. credit.

Operating highlights3

	As of	As of
	September 30,	June 30,
	2006	2006
Homes passed[4]	1,820,500	1,804,300
Two-way homes passed	1,271,500	1,261,200
Homes serviceable[5]
Broadband Internet	1,420,300	1,409,900
Fixed-line telephony	1,420,300	1,409,900
Customer relationships[6]	1,556,400	1,544,300
RGUs[7]
Video	1,554,900	1,543,000
Analog cable[8]	1,430,600	1,425,600
Digital cable[9]	124,300	117,400
Broadband Internet[10]	394,900	379,000
Telephony[11]	239,600	223,500

Total RGUs	2,189,400	2,145,500

[3]All Cablecom network statistics are on a consolidated basis and reflect management estimates. We do not consolidate minority owned cable television systems in our statistics.

[4]Homes Passed are homes that can be connected to our networks without further extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

[5]Pursuant to service agreements, Cablecom offers digital cable, Internet access and telephony services over networks owned by third parties or “partner networks.” A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and telephone homes serviceable and customer relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that the information included in our September 30, 2006 subscriber table is based on June 30, 2006 data. In our September 30, 2006 subscriber table, Cablecom’s partner networks account for 43,200 customer relationships, 72,900 RGUs, 22,000 digital cable RGUs, 148,800 broadband Internet and telephone homes serviceable, 33,100 Internet RGUs, and 17,800 telephone RGUs. In addition, partner networks account for 490,000 digital video homes serviceable that are not included in our September 30, 2006 subscriber table.

[6]Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships but include customers from our Partner Networks subscribing to digital cable television, broadband Internet or telephony services.

[7]Revenue Generating Unit (RGU) is separately an analog video subscriber, digital video subscriber, broadband Internet subscriber or telephony subscriber. A home may contain one or more RGUs. For example, a subscriber to our digital video service, broadband Internet service and telephony service would constitute three RGUs. Total RGUs is the sum of analog video, digital video, broadband Internet and telephone subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Generally, customers serviced through our business-to-business activities are not counted as subscribers.

[8]Analog video subscriber is comprised of analog video customers that are counted on a per connection basis. An analog video subscriber is not counted as a digital video subscriber.

[9]Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers.

[10]Broadband Internet subscriber is a home or commercial unit with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. See footnote 5 above regarding partner networks.

[11]Telephony subscriber is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services. Telephony subscribers as of September 30, 2006, exclude an aggregate of 7,900 mobile telephone subscribers. Mobile telephone services generate substantially lower average revenues per unit (ARPU) than broadband or Voice over Internet Protocol or “VoIP” telephone services. See footnote 5 above regarding partner networks.

We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscribers to our analog cable video services were approximately 1.4 million as of September 30, 2006, while subscribers to our digital video services were approximately 124,300 as of the same date. Digital video subscribers increased by approximately 5.9% versus the previous quarter, representing a penetration rate of 8.0% of our total video subscribers. Broadband Internet subscribers increased to 394,900, a 4.2% increase versus the previous quarter, while telephony subscribers increased to approximately 239,600, a 7.2% increase. The increase in subscribers was a result of strong sales, product bundling and the successful positioning of our products in the market.
Summary of total debt and cash and cash equivalents
Cash and cash equivalents were CHF 160.3 million as of September 30, 2006. In addition, a CHF 150.0 million revolving credit facility remains undrawn and is available to us subject to our being in compliance with certain financial covenants and other conditions.
The following table details Cablecom’s total debt and capital leases and cash and cash equivalents as of September 30, 2006 at their carrying value including unamortized debt discount or premium, if applicable:

As of
September 30,
2006
(CHF millions)
Bank Facility	1,337.6
Fixed Rate Notes	510.7
Capital lease obligations	28.3
Other	4.4

Total debt and capital leases	1,881.0

Cash and cash equivalents	160.3

Covenant Calculations
Based on our September 30, 2006 results and subject to completion of our third quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for Cablecom Luxembourg S.C.A., as defined in and calculated in accordance with the Cablecom Facility Agreement was 3.22x12. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined in and calculated in accordance with the Cablecom Facility Agreement was 4.31x12.
About cablecom
Cablecom is Switzerland’s largest cable network operator in terms of subscribers, offering its customers quadruple-play products in video, broadband Internet, mobile and fixed-line telephone services. Cablecom also supplies voice, data and value-added services for business customers. In addition, Cablecom provides cable network companies with plant engineering and construction, as well as

[12]Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

application and transmission services for television, telephone and Internet. Cablecom is a part of the UPC Broadband division of Liberty Global.
Disclaimer
This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our financing activities, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of Cablecom’s services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. Cablecom expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in Cablecom’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please contact:
investor.relations@cablecom.ch

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a measure recognized by accounting principles generally accepted in the United States (U.S. GAAP). Operating cash flow is the primary measure used by Cablecom’s chief operating decision maker to evaluate operating performance and to decide how to allocate resources. As Cablecom uses the term, operating cash flow is defined as revenue less operating expenses and charges and SG&A expenses (excluding depreciation and amortization, stock-based compensation, costs associated with aborted initial public offering and net gain (loss) on disposal of long-lived assets). Cablecom believes operating cash flow is meaningful because it provides stakeholders a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available U.S. GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view our core operating trends. A reconciliation of Cablecom’s operating cash flow to Cablecom’s operating income (loss) is presented below for the three and nine months ended September 30, 2006 and 2005. You should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net income (loss), cash flow from operating activities and other U.S. GAAP measures of income.

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(CHF millions)		(CHF millions)
Operating cash flow	102.5	81.2	293.6	231.6
Stock-based compensation	—	(37.6)	—	(112.8)
Depreciation and amortization	(101.2)	(80.1)	(299.4)	(243.3)
Costs associated with aborted
initial public offering	—	(21.8)	—	(21.8)
Net gain (loss) on disposal
of long-lived assets	(0.6)	0.8	(0.5)	4.1

Operating income (loss)	0.7	(57.5)	(6.3)	(142.2)